Exhibit 99.3

Title: StartEngine Acquires SeedInvest Assets

LOS ANGELES, CA – May 9, 2023 – StartEngine has officially acquired assets of fellow equity crowdfunding platform, SeedInvest, from Pluto Holdings, LLC, an affiliate of Circle Internet Financial. The announcement comes on the heels of clearance from FINRA, the regulatory authority for broker-dealers.

Under the terms of the agreement, StartEngine will take control of the email lists for SeedInvest’s users, investors and founders seeking to raise funds. StartEngine will also inherit SeedInvest’s website and other IP.

According to StartEngine’s executive team, the purchase comes at an opportune time for the firm, which is already one of the largest equity crowdfunding sites in the U.S. The acquisition could further its leadership position and allow StartEngine to fill an emerging gap, as many founders seek alternate sources of financing in the wake of recent multi-billion-dollar drawdowns in venture capital.

“SeedInvest has been a pioneer in equity crowdfunding since the passage of the JOBS Act in 2012. This is a great opportunity and acquiring assets from a fellow industry leader will allow us to reach a larger group of investors to help even more entrepreneurs achieve their dreams, at a time when VCs are pulling back” – StartEngine CEO Howard Marks.

Said Kevin O’Leary, StartEngine’s Strategic Advisor and Spokesperson, “By this acquisition, StartEngine will be able to reach even more founders in what may well be a defining moment for their businesses and the crowdfunding industry.”

In its 10-year run, SeedInvest supported over 300 startups, helping them to raise more than $470 million from 700,000 users. That high-quality customer and investor profile made SeedInvest’s user base and other IP an attractive fit for StartEngine, which itself has raised over $700 million1 from more than 1 million users. StartEngine believes the two firms’ joint experience and combined investor community of as many as 1.7 million users will help secure its role at the forefront of equity crowdfunding, in what may be a pivotal chance to redefine the venture ecosystem.

About StartEngine

One of the largest equity crowdfunding platforms in the U.S., led by Activision Co-Founder Howard Marks and advised by Kevin O'Leary, StartEngine launched in 2015 with the mission to help entrepreneurs achieve their dreams, while enabling everyday people access to private investment opportunities. To date, over $700 million* has been raised for startups and alternative assets on the StartEngine platform from more than 1 million users. In October 2020, StartEngine also became one of the first equity crowdfunding platforms to launch an investor marketplace where anyone can trade the securities of private companies that have raised capital via Regulation Crowdfunding and Regulation A.2

StartEngine Crowdfunding Inc. is not a broker-dealer, funding portal or investment adviser. StartEngine Capital, LLC is a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA). StartEngine Primary LLC is a broker-dealer registered with the SEC and FINRA/SIPC. StartEngine Secondary is an alternative trading system regulated by the SEC and operated by StartEngine Primary. To raise funds, invest or trade on the StartEngine platform, visit www.startengine.com.

1Total raised includes StartEngine’s own raises and is inclusive of investments that have been closed on, investments that are received but not yet closed on, and investments that have been submitted but not yet received. Total amount raised is inclusive of both Reg CF and Reg A+ offerings through its funding portal and broker-dealer affiliates, respectively.

2It is important to know that while companies may trade on StartEngine’s alternative trading system, StartEngine Secondary, companies that intend to trade on the marketplace are subject to certain requirements which they may or may not be able to satisfy in a timely manner. Even if a company qualifies to trade, there is no guarantee an active trading market for the securities will ever develop, or if developed, be maintained. Further, any company which does trade may also request to be removed from the marketplace. You should assume that you may not be able to liquidate your investment for some time, if at all, or be able to pledge these shares as collateral.

Press Contact: partnerships@startengine.com